PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 1,	February 2,
	2015	2014
Net sales	$123,505	$101,542

Costs and expenses:

Cost of sales	(95,321)	(78,660)

Selling, general and administrative	(11,944)	(12,278)

Research and development	(4,681)	(4,974)

Operating income	11,559	5,630

Other expense, net	(1,283)	(873)

Income before income taxes	10,276	4,757

Income tax provision	(3,134)	(2,716)

Net income	7,142	2,041

Net income attributable to noncontrolling interests	(3,305)	(48)

Net income attributable to Photronics, Inc. shareholders	$3,837	$1,993

Earnings per share:
Basic	$0.06	$0.03

Diluted	$0.06	$0.03

Weighted-average number of common shares outstanding:
Basic	66,066	61,200

Diluted	67,020	62,136